TelUPay Migrates To Tier 1 Airtime Provider, DIGITEL (Sun Cellular), Substantially Increasing Revenues

TelUPay International Inc. (OTCQB: TLPY) - Providing secure mobile banking and payment solutions for the developing world.

NEW YORK, Dec. 10, 2014 /PRNewswire/ -- TelUPay International Inc. (OTCQB: TLPY) has migrated its airtime service to Digital Telecommunications Philippines, Inc. ("DIGITEL"), a tier 1 provider of airtime, that has significantly increased revenues, coverage and reliability for TelUPay in the Philippine market.

"Migrating TelUPay's airtime service to Digitel, has been a very positive advancement in TelUPay's business. Not only do we receive higher margins, but our coverage and reliability has increased, which has played an important role in making TelUPay's services more competitive and attractive to its Philippine clients and partners," states Mr. Adrian Ansell, CEO of TelUPay.

TelUPay's airtime margins have increased by 15% to 25% since the migration. Currently over 50% of TelUPay's revenues are generated from selling airtime to its mobile banking subscribers.

About Digitel

Digital Telecommunications Philippines, Inc. ("DIGITEL") is a member of the JG Summit Group, one of the largest conglomerates in the Philippines with business interests in airlines, banking, food & beverage, petrochemicals, property, publishing and telecommunications (DIGITEL & Sun Cellular). Digitel is also a member of the PLDT Group.

About Sun Cellular

Digitel Mobile Philippines, Inc. (DMPI), commercially known as Sun Cellular, is a wholly-owned subsidiary of Digitel and is one of the Philippines' leading mobile telecommunications companies. Sun Cellular, offers a wide range of services for mobile telephony from voice, messaging and international roaming services, to wireless broadband and value-added services for consumers and businesses alike.

Source: http://suncellular.com.ph/about-us

About TelUPay International Inc.

TelUPay has developed the next generation of secure mobile banking/payments technology (MBPS) designed for banks, mobile operators, credit card companies, micro-finance and other financial institutions. TelUPay offers customized services and continuously develops new applications that drive new revenue streams for its clients. TelUPay's bank-grade MBPS uses the most secure encryption technology available for both the bank and the end-user. Services include; fund transfers, P2P remittances both domestically and internationally, bill payments, merchant payments, mobile airtime purchases, balance inquiries and a host of other services designed to provide the ultimate convenience to the consumer at the lowest possible cost.

Telupay International Inc. is incorporated in Nevada USA, with operations in the Philippines, Indonesia, Peru, the UK, Guam and Micronesia.

For more information visit www.telupay.com.